Exhibit 10.5

                   Employment Agreement with I. Marilyn Hertz

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                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of the 13th of October, 2000 between HERGO ERGONOMIC SUPPORT SYSTEMS, INC. a New York corporation (the "Company") and I. MARILYN HERTZ ("Hertz"). Except where the context indicates otherwise, the term Company shall mean the Company and any of its subsidiaries.

      1. Period. Subject to the terms and conditions hereof, the term of employment of Hertz under this Agreement shall be for the period (the "Employment Period") commencing on the effective date of the merger (the "Merger") of Return Assured Incorporated, a Nevada Corporation, with a wholly owned subsidiary of Return Assured Incorporated, formerly Hertz Technology Group, Inc., ("HTG") the holder of all the Company's outstanding stock (the "Commencement Date") and terminating on the expiration of five (5) years from such date, unless sooner terminated by the death of Hertz or as provided in Paragraphs 5, 6 or 7 hereof.

      2. Duties and Responsibilities. The Company shall employ Hertz as a part time senior executive and Hertz accepts such employment with such duties and responsibilities, as may be assigned to her from time to time by the Chief Executive Officer of the Company. During the Employment Period, Hertz shall perform her duties in a diligent, trustworthy, loyal and businesslike manner.

      3. Compensation and Benefits.

      (a) Hertz' compensation shall consist of base compensation at the annual rate of $95,000 payable in 26 equal periods,

      (b) Hertz shall be entitled to such increase in base compensation or bonuses as and when determined by the Board of Directors.

      (c) Except as otherwise provided herein, Hertz shall be entitled to participate, to the extent she qualifies, in any bonus or other incentive compensation, profit-sharing or retirement plans, life or health insurance plans or other benefit plans maintained by the Company or HTG, upon such terms and conditions as are made available to executives of the Company or HTG, generally. Hertz shall also be entitled to the use of a luxury automobile and all related expenses such as repair, maintenance, gas and insurance except that Hertz shall not entitled to any automobile or health insurance to the extent such benefits are provided by HTG under its Consulting Agreement with Eli E. Hertz.

      (d) Hertz shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by her in the course of her duties and upon submission of appropriate documentation in accordance with the Company's procedures.

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      (e) Hertz shall be entitled to five full weeks of paid vacation during each calendar year. Hertz shall be entitled to have any part of her unused vacation time paid by the Company.

      (f) Hertz shall be entitled to disability insurance benefits reflecting the value of her base compensation and life insurance in a minimum amount of $1,000,000 payable to the beneficiary of her choice and full medical insurance of her choice and never less than the level now provided by HTG or at such higher level as the Company or HTG may hereafter provide for other executives or employees of the Company or HTG.

      4. Stock Options. Hertz is currently holding options to purchase an aggregate of 208,333 shares of the Common Stock of HTG at the exercise price and for the escrow periods reflected in Schedule A attached hereto. The Company shall cause HTG, prior to closing of the Merger to modify such options so that they shall vest immediately upon the Merger and shall continue to be exercisable by Hertz on the same terms and conditions except that they shall remain exercisable until the expiration of the exercise period irrespective of whether Hertz remains an employee of the Company.

      5. Termination in Case of Death or Total Disability. In case of a Disability, which for this purpose shall mean that as a result of illness or injury, Hertz is completely unable to perform her duties hereunder for a period of at least two hundred and seventy (270) consecutive days, the Company may terminate Hertz's employment hereunder upon giving Hertz at least thirty (30) days' written notice of termination; provided, however, that if Hertz is eligible to receive disability payments pursuant to the disability insurance policy paid for by the Company, Hertz shall assign such benefits to the Company for all periods as to which she is receiving full payment under this Agreement. If Company fails to maintain such Disability Insurance, it would be liable to continue and pay Hertz base compensation for the balance of the Employment Period.

      6. Other Termination by the Company.

      (a) The Company may terminate Hertz's employment if the net tangible net worth of the Company falls below $100,000 for reasons unrelated to the Company's breach of its obligations under Section 9 of its Employment Agreement with Eli
E. Hertz of even date herewith ("Eli's Employment Agreement") or for Cause (as defined in sub-paragraph (b) below); provided, however, that the Company shall not terminate this Agreement for reasons set forth in Section 6(b)(i) unless the Company shall first have delivered to Hertz a notice which specifically identifies such Cause and Hertz shall not have cured the same within hundred and twenty (120) days after receipt of such notice (the "Cure Period").

      (b) "Cause" shall mean (i) a material breach by Hertz of the terms, covenants, agreements or representations set forth herein, or (ii) Hertz willingly engaging in misconduct which is materially injurious to the Company.

      (c) Upon termination of the Employment Period for any reason the Company will promptly reimburse Hertz for all monies loaned by her to the Company, will indemnify Hertz for any


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guaranties by her of Company obligations and will use its best efforts to cause any liens imposed on Hertz's assets on account of her activities on behalf of the Company to be removed.

      7. Termination by Hertz for "Good Reason". Hertz may terminate her employment for "Good Reason" if:

      (a) She is assigned, without her express written consent, any duties inconsistent with her positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in her reporting responsibilities or titles as in effect as of the date hereof; or

      (b) Her compensation or benefits are reduced or full payment delayed or interrupted for more than 2 weeks.

      (c) The Company breaches its obligations under Section 9 of Eli's Employment Agreement.

      8. Liquidated Damages. It is understood that (i) if Hertz shall elect to terminate her employment for a Good Reason (as defined above) or (ii) her employment is terminated by the Company otherwise than as provided in Section 5 and 6, Hertz will suffer damages, which will be difficult to calculate. Consequently, in the event of a termination of Hertz's employment for either of these reasons, Hertz shall be entitled by way of liquidated damages and not as a penalty to receive a single lump sum payment in an amount equal to the amount of the basic compensation payments under Section 3(a) that, but for her termination of employment under this Section 8, would have been payable to Hertz for the remainder of the Employment Period.

      The Company shall make such payment to Hertz within fifteen (15) days following her termination of employment for the reason set forth in this Section
8. Hertz shall not be required to mitigate the amount of any payment provided in this Section 8 nor shall the amount payable under this Section be reduced by any compensation earned by Hertz after the date of her termination of employment.

      In the event that Hertz lends or advances any funds to the Company or guaranties any obligations of the Company, the Company will provide Hertz with satisfactory indemnities holding Hertz harmless from any claims, loss or liability on account of such loans, advances or guaranties.


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      9. Confidentiality.

      (a) Hertz agrees that during the Employment Period or at any time thereafter she will not, directly or indirectly, use for her own benefit or for the benefit of any third party, or reveal or cause to be revealed to any person, firm, entity or corporation, any Confidential Information (as defined herein) which relates to the Company or its customers. Confidential Information shall include, but not be limited to, trade secrets, supplier lists, customer lists, intellectual property and any other information, whether or not proprietary, which relates to the business of the Company and which otherwise is not considered to be public information; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (i) information not proprietary to the Company, (ii) information which is then in the public domain, or (iii) information required to be disclosed by law.

      (b) Hertz acknowledges that a violation of any of the covenants contained in this paragraph 10 may cause irreparable injury to the Company and that the Company will be entitled, in addition to any other rights and remedies it may have, to injunctive relief; provided, however, that nothing contained herein constitutes a waiver by Hertz of her rights, and the rights to contest the existence of any such violation of such covenants.

      (c) In the event the covenants contained in this paragraph 9 should be held by any court or other duly constituted judicial authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity, then such covenants so affected shall be deemed to have been amended and modified so as to eliminate there from the particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable, and, as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

      10. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      11. Notice. Any notice, request, instruction or other document to be given hereunder by any party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:      Return Assured Incorporated
                   885 West Georgia, Suite 2240
                   Vancouver, B.C., Canada V6C 3#8
                   Attn: Matthew Sebal

With a copy to:    Kaplan Gottbetter & Levenson, LLP
                   630 Third Avenue
                   New York, New York 10017


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                   Attn: Adam Gottbetter, Esq.

If to Hertz to:    I. MARILYN HERTZ
                   24 Greenway South
                   Forest Hills, NY 11375

With a copy to:    Morse, Zelnick, Rose & Lander, LLP
                   450 Park Avenue
                   New York, NY 10022
                   Attn: Howard L. Weinreich, Esq.

      12. Governing Law; Change or Termination. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in New York, and may not be changed or terminated orally.

      13. Validity. The invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

      14. Amendment and Waiver.

      (a) This agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

      (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

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      IN WITNESS WHEREOF, the parties hereto have caused this Employment
Agreement to be duly executed and delivered as of the date first hereinabove written.

                                       Hergo Ergonomic Support Systems, Inc.


                                       By: /s/ ELI E. HERTZ
                                           -------------------------------------
                                              Chief Executive Officer


                                       /s/ I. MARILYN HERTZ
                                       -----------------------------------------
                                                 I. MARILYN HERTZ


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                                   SCHEDULE A

                                   [Omitted]


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